AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION
      THIS AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION ("Agreement") is made as of November 7, 2012, among JACOB FUNDS, INC., a Maryland corporation, with its principal place of business at 653 Manhattan Beach Blvd. #J, Manhattan Beach, California 90266 ("Corporation"), on behalf of Jacob Micro Cap Growth Fund, a segregated portfolio of assets ("series") thereof ("New Fund"), JACOB FUNDS II (formerly "Pinebridge Mutual Funds"), a Delaware statutory trust, with its principal place of business also at 653 Manhattan Beach Blvd. #J, Manhattan Beach, California  90266 ("Trust"), on behalf of its Jacob Micro Cap Growth Fund (formerly "PineBridge US Micro Cap Growth Fund") series ("Old Fund"), and, solely for purposes of paragraphs 3.4 and 6.2, Jacob Asset Management of New York LLC ("Adviser").  (Each of Corporation and Trust is sometimes referred to herein as an "Investment Company," and each of New Fund and Old Fund is sometimes referred to herein as a "Fund.")  Notwithstanding anything to the contrary contained herein, (1) the agreements, covenants, representations, warranties, actions, and obligations of and by each Fund, and of and by each Investment Company, as applicable, on its behalf, shall be the agreements, covenants, representations, warranties, actions, and obligations of that Fund only, (2) all rights and benefits created hereunder in favor of a Fund shall inure to and be enforceable by the Investment Company of which that Fund is a series on that Fund's behalf, and (3) in no event shall any other series of an Investment Company or the assets thereof be held liable with respect to the breach or other default by an obligated Fund or Investment Company of its agreements, covenants, representations, warranties, actions, and obligations set forth herein.
      The Investment Companies wish to effect a reorganization described in section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended ("Code") (all "section" references are to the Code, unless otherwise noted), and intend this Agreement to be, and adopt it as, a "plan of reorganization" within the meaning of the regulations under the Code ("Regulations").  The reorganization will involve Old Fund's changing its identity, form, and place of organization -- by converting from a series of a Delaware statutory trust to a series of a Maryland corporation -- by (1) transferring all of its assets to New Fund (which is being established solely for the purpose of acquiring those assets and continuing Old Fund's business) in exchange solely for voting shares of common stock in New Fund and New Fund's assumption of all of Old Fund's liabilities, (2) distributing those shares pro rata to Old Fund's shareholders in exchange for their shares of beneficial interest therein and in complete liquidation thereof, and (3) terminating Old Fund, all on the terms and conditions set forth herein (collectively, "Reorganization").
      Each Investment Company's board of directors/trustees (each, a "Board"), in each case including a majority of its members who are not "interested persons" (as that term is defined in the Investment Company Act of 1940, as amended ("1940 Act")) ("Non-Interested Persons") of either Investment Company, (1) has duly adopted and approved this Agreement and the transactions contemplated hereby, (2) has duly authorized performance thereof by Corporation, on New Fund's behalf, and by Trust, on Old Fund's behalf, respectively, by all necessary Board action, and (3) has determined that participation in the Reorganization is in the best interests of New Fund and Old Fund, respectively, and, in Old Fund's case, that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.
      Old Fund currently offers two classes of shares of beneficial interest, designated Class R shares and Class I shares ("Class R Old Fund Shares" and "Class I Old Fund Shares," respectively, and collectively, "Old Fund Shares").  New Fund will offer two classes of shares of common stock, par value $.001 per share, designated Investor Class shares and Institutional Class shares ("Investor Class New Fund Shares" and "Institutional Class New Fund Shares," respectively, and collectively, "New Fund Shares").  The Class R Old Fund Shares and the Investor Class New Fund Shares are substantially similar to each other, as are the Class I Old Fund Shares and the Institutional Class New Fund Shares.
      In consideration of the mutual promises contained herein, the parties agree as follows:
      1. PLAN OF REORGANIZATION AND TERMINATION
      1.1. Subject to the terms and conditions set forth herein, Old Fund shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph 1.2 ("Assets") to New Fund.  In exchange therefor, New Fund shall --
(a) issue and deliver to Old Fund the number of full and fractional (all references herein to "fractional" shares meaning fractions rounded to the third decimal place) (1) Investor Class New Fund Shares equal to the number of full and fractional Class R Old Fund Shares then outstanding, and (2) Institutional Class New Fund Shares equal to the number of full and fractional Class I Old Fund Shares then outstanding, and
(b) assume all of Old Fund's liabilities described in paragraph 1.3 ("Liabilities").
Those transactions shall take place at the Closing (as defined in paragraph 2.1).
      1.2. The Assets shall consist of all assets and property of every kind and nature -- including all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, goodwill, and books and records -- Old Fund owns at the Effective Time (as defined in paragraph 2.1) and any deferred and prepaid expenses shown as assets on Old Fund's books at that time; and Old Fund has no unamortized or unpaid organizational fees or expenses that have not previously been disclosed in writing to Corporation.
      1.3. The Liabilities shall consist of all of Old Fund's liabilities, debts, obligations, and duties of whatever kind or nature existing at the Effective Time, whether absolute, accrued, contingent, or otherwise, whether known or unknown, whether or not arising in the ordinary course of business, whether or not determinable at that time, and whether or not specifically referred to in this Agreement, except for Old Fund's Reorganization Expenses (as defined in paragraph 3.3(f)) that are borne by Adviser pursuant to paragraph 6.2.  Notwithstanding the foregoing, Old Fund shall use its best efforts to discharge all its known liabilities, debts, obligations, and duties before the Effective Time.
      1.4. At or before the Closing, New Fund shall redeem the Initial Shares (as defined in paragraph 5.5) for the amount at which they are issued pursuant to that paragraph.  At the Effective Time (or as soon thereafter as is reasonably practicable), Old Fund shall distribute all the New Fund Shares it receives pursuant to paragraph 1.1(a) to its shareholders of record determined at the Effective Time (each, a "Shareholder"), in proportion to their Old Fund Shares then held of record and in constructive exchange therefor, and shall completely liquidate.  That distribution shall be accomplished by Corporation's transfer agent's opening accounts on New Fund's shareholder records in the Shareholders' names and transferring those New Fund Shares thereto.  Pursuant to that transfer, each Shareholder's account shall be credited with the number of full and fractional New Fund Shares equal to the number of full and fractional Old Fund Shares that Shareholder holds at the Effective Time, by class (i.e., the account for each Shareholder that holds Class R Old Fund Shares shall be credited with the number of full and fractional Investor Class New Fund Shares equal to the number of full and fractional Class R Old Fund Shares that Shareholder then holds, and the account for each Shareholder that holds Class I Old Fund Shares shall be credited with the number of full and fractional Institutional Class New Fund Shares equal to the number of full and fractional Class I Old Fund Shares that Shareholder then holds).  The aggregate net asset value ("NAV") of New Fund Shares to be so credited to each Shareholder's account shall equal the aggregate NAV of the Old Fund Shares that Shareholder holds at the Effective Time.  All issued and outstanding Old Fund Shares, including any represented by certificates, shall simultaneously be canceled on Old Fund's shareholder records.  Corporation shall not issue certificates representing the New Fund Shares issued in connection with the Reorganization.
      1.5. Any transfer taxes payable on the issuance and transfer of New Fund Shares in a name other than that of the registered holder on Old Fund's shareholder records of the Old Fund Shares actually or constructively exchanged therefor shall be paid by the transferee thereof, as a condition of that issuance and transfer.
      1.6. Any reporting responsibility of Old Fund to a public authority, including the responsibility for filing regulatory reports, tax returns, and other documents with the Securities and Exchange Commission ("Commission"), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority, is and shall remain its responsibility up to and including the date on which it is terminated.
      1.7. After the Effective Time, Old Fund shall not conduct any business except in connection with its termination.  As soon as reasonably practicable after distribution of the New Fund Shares pursuant to paragraph 1.4, all actions required to terminate Old Fund as a series of Trust shall be taken -- and in all events Old Fund shall have been terminated as such within six months after the Effective Time -- and Trust shall make all filings and take all other actions in connection therewith as required by applicable law or are necessary and proper to effect that termination.  In addition, as soon as reasonably practicable after the later to occur of that distribution and the distribution of shares pursuant to an Agreement and Plan of Reorganization and Termination between the Investment Companies of even date regarding their respective series named "Jacob Small Cap Growth Fund" and "Jacob Small Cap Growth Fund II," Trust shall be dissolved as a statutory trust under Delaware law and shall make all filings and take all other actions in connection therewith as required by applicable law or are necessary and proper to effect that dissolution.
      2. CLOSING AND EFFECTIVE TIME
      2.1. Unless the Investment Companies agree otherwise, all acts necessary to consummate the Reorganization ("Closing") shall be deemed to occur simultaneously as of immediately before the opening of business (9:30 a.m., Eastern Time) on November 12, 2012 ("Effective Time").  The Closing shall be held at Adviser's offices, 653 Manhattan Beach Blvd. #J, Manhattan Beach, California  90266, or at such other place as to which the Investment Companies agree.
      2.2. Trust shall direct U.S. Bank N.A., which is the custodian of Old Fund's assets and will be the custodian of New Fund's assets, to deliver at the Closing a certificate of an authorized officer ("Certificate") stating that (a) the Assets it holds will be transferred to New Fund at the Effective Time and (b) the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, transferred by Old Fund to New Fund, as reflected on New Fund's books immediately after the Closing, does or will conform to that information on Old Fund's books immediately before the Closing.  Trust shall deliver to Corporation at the Closing a Certificate stating that all necessary taxes in connection with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.
      2.3. Trust shall direct its transfer agent to deliver to Corporation at the Closing a Certificate stating that its records contain (a) the name, address, and taxpayer identification number of each Shareholder, (b) the number of full and fractional shares of each outstanding class of Old Fund Shares each Shareholder owns and which such shares are represented by outstanding certificates and which by book-entry accounts, (c) the dividend reinvestment elections, if any, applicable to each Shareholder, and (d) the backup withholding and nonresident alien withholding certifications, notices, or records on file with Trust with respect to each Shareholder, all at the Effective Time.
      2.4. Corporation shall direct its transfer agent to deliver to Trust (a) at the Closing, a confirmation, or other evidence satisfactory to Trust, that the New Fund Shares to be issued to Old Fund pursuant to paragraph 1.1(a) have been credited to Old Fund's account on New Fund's shareholder records and (b) at or as soon as reasonably practicable after the Closing, a Certificate as to the opening of accounts on those records in the names of the Shareholders.
      2.5. If requested by Corporation, Trust shall direct PricewaterhouseCoopers LLP, an independent registered public accounting firm that audits Old Fund's books ("PWC"), or other applicable service providers to deliver at the Closing all work papers and supporting statements related to ASC 740-10-25 (formerly, "Accounting for Uncertainty in Income Taxes," FASB Interpretation No. 48, July 13, 2006) pertaining to Old Fund.
      2.6. Each Investment Company shall deliver to the other at the Closing (a) a Certificate in form and substance satisfactory to the recipient and dated the Effective Time, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time, except as they may be affected by the transactions contemplated hereby, and (b) bills of sale, checks, assignments, share certificates, receipts, and/or other documents the other Investment Company or its counsel reasonably requests.
      3. REPRESENTATIONS AND WARRANTIES
      3.1. Trust, on Old Fund's behalf, represents and warrants to Corporation, on New Fund's behalf, as follows:
      (a) Trust (1) was organized as a business trust under the laws of the State of Delaware on October 28, 1996, became a statutory trust thereunder by operation of law on September 1, 2002, changed its name from "Brazos Mutual Funds" to "PineBridge Mutual Funds" on January 29, 2010, and from the latter name to its current name on July 2, 2012, and is duly created, validly existing, and in good standing under those laws, and its Certificate of Trust, dated as of October 24, 1996, as amended by Certificates of Amendment dated January 29, 2010, and July 2, 2012, has been duly filed in the office of the Secretary of State thereof, (2) is duly registered under the 1940 Act as an open-end management investment company, which registration is in full force and effect, and (3) has the power to own all its properties and assets and to carry on the business described in its current registration statement on Form N-1A;
      (b) Old Fund is a duly established and designated series of Trust;
      (c) The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of Trust's Board, which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and this Agreement constitutes a valid and legally binding obligation of Trust, with respect to Old Fund, enforceable in accordance with its terms, except as they may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and similar laws affecting the rights and remedies of creditors generally and by general principles of equity;
      (d) At the Effective Time, Trust, on Old Fund's behalf, will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder free of any liens or other encumbrances (except securities that are subject to "securities loans," as referred to in section 851(b)(2), or are restricted to resale by their terms); and on delivery and payment for the Assets, Corporation, on New Fund's behalf, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended ("1933 Act");
      (e) Trust, with respect to Old Fund, is not currently engaged in, and its execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of Delaware law, Trust's Amended and Restated Agreement and Declaration of Trust dated as of July 5, 2005 ("Declaration"), Trust's Bylaws, or any agreement, indenture, instrument, contract, lease, or other undertaking (each, an "Undertaking") to which Trust, with respect to Old Fund or on its behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which Trust, with respect to Old Fund or on its behalf, is a party or by which it is bound;
      (f) At or before the Effective Time, either (1) all material contracts and other commitments of or applicable to Old Fund (other than this Agreement and certain investment contracts, including options, futures, forward contracts, and swap agreements) will terminate or (2) provision for discharge and/or New Fund's assumption of any liabilities of Old Fund thereunder will be made, without either Fund's incurring any penalty with respect thereto and without diminishing or releasing any rights Trust, on Old Fund's behalf, may have had with respect to actions taken or omitted or to be taken by any other party thereto before the Closing;
      (g) No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to Trust's knowledge, threatened against Trust, with respect to Old Fund or any of its properties or assets attributable or allocable to Old Fund, that, if adversely determined, would materially and adversely affect Old Fund's financial condition or the conduct of its business; and Trust, on Old Fund's behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects Old Fund's business or Trust's ability to consummate the transactions contemplated hereby;
      (h) Old Fund's Statement of Assets and Liabilities, Schedule of Investments, Statement of Operations, and Statements of Changes in Net Assets (each, a "Statement") at and for the fiscal year (in the case of the last Statement, for the two fiscal years) ended November 30, 2011, have been audited by PWC and are in accordance with generally accepted accounting principles consistently applied in the United States ("GAAP"); those Statements and Old Fund's unaudited Statements for the six months ended May 31, 2012 (copies of which Trust has furnished to Corporation), present fairly, in all material respects, Old Fund's financial condition at their respective dates in accordance with GAAP and the results of its operations and changes in its net assets for the periods then ended, and, to Trust's management's best knowledge and belief, there are no known contingent liabilities of Old Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at their respective dates that are not disclosed therein;
      (i) Since November 30, 2011, there has not been any material adverse change in Old Fund's financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by Old Fund of indebtedness maturing more than one year from the date that indebtedness was incurred; for purposes of this representation and warranty, a decline in NAV per Old Fund Share due to declines in market values of securities Old Fund holds, the discharge of Old Fund's liabilities, or the redemption of Old Fund Shares by its shareholders will not constitute a material adverse change;
      (j) All federal, state, and local tax returns, dividend reporting forms, and other tax-related reports (collectively, "Returns") of Old Fund required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) will have been timely filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns will have been paid or provision will have been made for the payment thereof except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect; to the best of Trust's knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and Old Fund (1) is in compliance in all material respects with all applicable Regulations pertaining to (a) the reporting of dividends and other distributions on and redemptions of its shares, (b) withholding in respect thereof, and (c) shareholder basis reporting, (2) has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld, and (3) is not liable for any material penalties that could be imposed thereunder;
      (k) Old Fund is not classified as a partnership, and instead is classified as an association that is taxable as a corporation, for federal tax purposes and either has elected the latter classification by filing Form 8832 with the Internal Revenue Service or is a "publicly traded partnership" (as defined in section 7704(b)) that is treated as a corporation; Old Fund is an "investment company" (as defined in section 368(a)(2)(F)(iii)) and a "fund" (as defined in section 851(g)(2), eligible for treatment under section 851(g)(1)); Old Fund has elected to be a regulated investment company  under Part I of Subchapter M of Chapter 1 of Subtitle A of the Code ("Subchapter M") ("RIC"); for each taxable year of its operation (including its current taxable year through the Effective Time ("current year")), Old Fund has met (and for the current year will meet) the requirements of Subchapter M for qualification as a RIC and has been (and for the current year will be) eligible to and has computed its federal income tax under section 852; and Old Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;
      (l) All issued and outstanding Old Fund Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by Trust and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; all issued and outstanding Old Fund Shares will, at the Effective Time, be held by the persons and in the amounts set forth on Old Fund's shareholder records (as provided in the Certificate to be delivered pursuant to paragraph 2.3); and Old Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Old Fund Shares, nor are there outstanding any securities convertible into any Old Fund Shares;
      (m) Old Fund incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business;
      (n) Old Fund is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A));
      (o) Not more than 25% of the value of Old Fund's total assets (excluding cash, cash items, and Government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of those assets is invested in the stock and securities of five or fewer issuers;
      (p) On the effective date of the Registration Statement (as defined in paragraph 3.3(a)), at the time of the Shareholders Meeting (as defined in paragraph 4.2), and at the Effective Time, Old Fund's prospectus and statement of additional information will (1) conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and (2) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
      (q) The information to be furnished by Trust for use in no-action letters, applications for orders, the Registration Statement, and other documents filed or to be filed with any federal, state, or local regulatory authority (including the Financial Industry Regulatory Authority, Inc. ("FINRA")) that may be necessary in connection with the transactions contemplated hereby will be accurate and complete in all material respects, will comply in all material respects with federal securities laws and other laws and regulations, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
      (r) The New Fund Shares to be delivered to Old Fund hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof;
      (s) The Declaration permits Trust to vary its shareholders' investment.  Trust does not have a fixed pool of assets -- each series of Trust (including Old Fund) is a managed portfolio of securities, and Adviser has the authority to buy and sell securities for it; and
      (t) Old Fund has not changed its taxable year-end within the most recent 48-month period ended June 30, 2012, and does not intend to change its taxable year-end prior to the Closing.
      3.2. Corporation, on New Fund's behalf, represents and warrants to Trust, on Old Fund's behalf, as follows:
      (a) Corporation (1) is a corporation that is duly created, validly existing, and in good standing under the laws of the State of Maryland, and its Articles of Incorporation, dated July 12, 1999, as amended by Articles of Amendment dated December 22, 2009 (collectively, "Articles"), are on file with the State Department of Assessments and Taxation of Maryland, (2) is duly registered under the 1940 Act as an open-end management investment company, which registration is in full force and effect, and (3) has the power to own all its properties and assets and to carry on the business described in its current registration statement on Form N-1A;
      (b) At the Effective Time, New Fund will be a duly established and designated series of Corporation; New Fund has not commenced operations and will not do so until after the Closing; and, immediately before the Closing, New Fund will be a shell series of Corporation, without assets (except the amount paid for the Initial Shares if they have not already been redeemed by that time) or liabilities, created for the purpose of acquiring the Assets, assuming the Liabilities, and continuing Old Fund's business;
      (c) The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of Corporation's Board, which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and this Agreement constitutes a valid and legally binding obligation of Corporation, with respect to New Fund, enforceable in accordance with its terms, except as they may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and similar laws affecting the rights and remedies of creditors generally and general principles of equity;
      (d) Before the Closing, there will be no (1) issued and outstanding New Fund Shares, (2) options, warrants, or other rights to subscribe for or purchase any New Fund Shares, (3) securities convertible into any New Fund Shares, or (4) any other securities issued by New Fund, except the Initial Shares;
      (e) No consideration other than New Fund Shares (and New Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;
      (f) Corporation, with respect to New Fund, is not currently engaged in, and its execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of Maryland law, the Articles or Corporation's Bylaws, or any Undertaking to which Corporation, on New Fund's behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which Corporation, on New Fund's behalf, is a party or by which it is bound;
      (g) No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to Corporation's knowledge, threatened against Corporation, with respect to New Fund or any of its properties or assets attributable or allocable to New Fund, that, if adversely determined, would materially and adversely affect New Fund's financial condition or the conduct of its business; and Corporation, on New Fund's behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects New Fund's business or Corporation's ability to consummate the transactions contemplated hereby;
      (h) New Fund has not filed any income tax return and will file its first federal income tax return, after the completion of its taxable year in which the Reorganization occurs, as a RIC on Form 1120-RIC; from and after its commencement of operations, New Fund will be an "investment company" (as defined in section 368(a)(2)(F)(iii)) and a "fund" (as defined in section 851(g)(2), eligible for treatment under section 851(g)(1)) and has not taken and will not take any steps inconsistent with its qualification as such or its qualification and eligibility for treatment as a RIC under sections 851 and 852; assuming that Old Fund meets the requirements of Subchapter M for qualification as a RIC for the part of its taxable year through the Effective Time, New Fund will meet those requirements, and will be eligible to and will compute its federal income tax under section 852, for its taxable year in which the Reorganization occurs; and New Fund intends to continue to meet all those requirements, and to be eligible to and to so compute its federal income tax, for succeeding taxable years;
      (i) The New Fund Shares to be issued and delivered to Old Fund, for the Shareholders' accounts, pursuant to the terms hereof, (1) will at the Effective Time have been duly authorized and duly registered under the federal securities laws (and appropriate notices respecting them will have been duly filed under applicable state securities laws) and (2) when so issued and delivered, will be duly and validly issued and outstanding New Fund Shares and will be fully paid and non-assessable by Corporation;
      (j) There is no plan or intention for New Fund to be terminated, dissolved, or merged into another corporation or a statutory or business trust or any "fund" thereof (as defined in section 851(g)(2)) following the Reorganization;
      (k) Assuming the truthfulness and correctness of Trust's representation and warranty in paragraph 3.1(o), immediately after the Reorganization (1) not more than 25% of the value of New Fund's total assets (excluding cash, cash items, and Government securities) will be invested in the stock and securities of any one issuer and (2) not more than 50% of the value of those assets will be invested in the stock and securities of five or fewer issuers;
      (l) New Fund is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A));
      (m) On the effective date of the Registration Statement, at the time of the Shareholders Meeting, and at the Effective Time, the Prospectus (as defined in paragraph 3.3(a)) will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing will not apply to statements in or omissions from the Prospectus made in reliance on and in conformity with information furnished by Trust for use therein; and
      (n) The information to be furnished by Corporation for use in no-action letters, applications for orders, registration statements, and other documents filed or to be filed with any federal, state, or local regulatory authority (including FINRA) that may be necessary in connection with the transactions contemplated hereby will be accurate and complete in all material respects, will comply in all material respects with federal securities laws and other laws and regulations, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
      3.3. Each Investment Company, on its Fund's behalf, represents and warrants to the other Investment Company, on its Fund's behalf, as follows:
     (a) No governmental consents, approvals, authorizations, or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended, the 1940 Act, or state securities laws, and no consents, approvals, authorizations, or orders of any court are required, for its execution or performance of this Agreement on its Fund's behalf, except for (1) in Trust's case, its filing with the Commission of a supplement to Old Fund's prospectus describing the Reorganization, (2) in Corporation's case, its filing with the Commission of a registration statement on Form N-14 relating to the New Fund Shares issuable hereunder, and any supplement or amendment thereto ("Registration Statement"), including therein a prospectus ("Prospectus"), and a registration statement on Form N-1A registering New Fund, and (3) consents, approvals, authorizations, and filings that have been made or received or may be required after the Effective Time;
     (b) The fair market value of the New Fund Shares each Shareholder receives will be approximately equal to the fair market value of its Old Fund Shares it actually or constructively surrenders in exchange therefor;
     (c) The Shareholders will pay their own expenses (such as fees of personal investment or tax advisers for advice regarding the Reorganization), if any, incurred in connection with the Reorganization;
     (d) The fair market value and "adjusted basis" (within the meaning of section 1011) of the Assets will equal or exceed the Liabilities to be assumed by New Fund and those to which the Assets are subject;
     (e) None of the compensation received by or to be paid to any Shareholder who or that is a trustee/director of either Investment Company or an employee of or service provider to Old Fund will be separate consideration for, or allocable to, any of the that Shareholder's Old Fund Shares; none of the New Fund Shares any such Shareholder receives in the Reorganization will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;
     (f) No expenses incurred by Old Fund or on its behalf in connection with the Reorganization will be paid or assumed by New Fund, Adviser, or any third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) ("Reorganization Expenses"), and no cash or property other than New Fund Shares will be transferred to Old Fund or any of its shareholders with the intention that such cash or property be used to pay any expenses (even Reorganization Expenses) thereof;
     (g) Immediately following consummation of the Reorganization, (1) the Shareholders will own all the New Fund Shares and will own those shares solely by reason of their ownership of the Old Fund Shares immediately before the Reorganization and (2) New Fund will hold the same assets -- except for assets used to pay the Funds' expenses incurred in connection with the Reorganization -- and be subject to the same liabilities that Old Fund held or was subject to immediately before the Reorganization, plus any liabilities for those expenses; and those excepted assets, together with the amount of all redemptions (other than redemptions Old Fund will make as a series of an open-end investment company pursuant to section 22(e) of the 1940 Act) and distributions (other than regular, normal dividends) Old Fund makes immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets;
     (h) The Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax); and
     (i) The principal purpose of New Fund's assumption of the Liabilities is not avoidance of federal income tax on the transaction.
      3.4. Adviser represents and warrants to each Investment Company, on its Fund's behalf, that since Adviser became Old Fund's investment adviser (effective July 9, 2012), Adviser has not made, and between the date hereof and the Effective Time will not make, investment decisions with respect to -- and has not caused, and will not during that period cause, Old Fund to modify -- more than an insubstantial percentage of Old Fund's portfolio holdings for the purposes of (1) satisfying New Fund's investment objective, strategies, policies, risks, and restrictions ("Investment Criteria"), (2) aligning Old Fund's portfolio holdings to be more consistent with those criteria, and/or (3) otherwise facilitating the Reorganization rather than continuing Old Fund's Investment Criteria that existed before that date.
      4. COVENANTS
      4.1. Trust covenants to operate Old Fund's business in the ordinary course between the date hereof and the Closing, it being understood that:
      (a)  such ordinary course will include declaring and paying customary dividends and other distributions and changes in operations contemplated by Old Fund's normal business activities; and
      (b)  Old Fund will retain exclusive control of the composition of its portfolio until the Closing.
      4.2. Trust covenants to call and hold a meeting of Old Fund's shareholders to consider and act on this Agreement and to take all other action necessary to obtain approval of the transactions contemplated hereby ("Shareholders Meeting").
      4.3. Trust covenants that it will assist Corporation in obtaining information Corporation reasonably requests concerning the beneficial ownership of Old Fund Shares.
      4.4. Trust covenants that it will turn over its books and records (including all tax books and records and all books and records required to be maintained under the 1940 Act and the rules and regulations thereunder) regarding Old Fund to Corporation at the Closing.
      4.5. Each Investment Company covenants to cooperate in preparing the Registration Statement in compliance with applicable federal securities laws.
      4.6. Each Investment Company covenants that it will, from time to time, as and when requested by the other Investment Company, execute and deliver or cause to be executed and delivered all assignments and other instruments, and will take or cause to be taken any further action(s), the other Investment Company deems necessary or desirable in order to vest in, and confirm to, (a) Corporation, on New Fund's behalf, title to and possession of all the Assets, and (b) Trust, on Old Fund's behalf, title to and possession of the New Fund Shares to be delivered hereunder, and otherwise to carry out the intent and purpose hereof.
      4.7. Corporation covenants to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act, and applicable state securities laws it deems appropriate to commence and continue New Fund's operations after the Effective Time.
      4.8. Trust covenants to distribute all the New Fund Shares it receives in the Reorganization to the Shareholders in complete liquidation of Old Fund.
      4.9. Subject to this Agreement, each Investment Company covenants to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable to consummate and effectuate the transactions contemplated hereby.
      4.10. As promptly as practicable, but in any case within sixty days, after the Effective Time, Trust shall furnish to Corporation, in a form reasonably satisfactory to Corporation, a Certificate stating the earnings and profits of Old Fund for federal income tax purposes that will be carried over by New Fund as a result of section 381.
      4.11. It is the Investment Companies' intention that the Reorganization will qualify as a reorganization with the meaning of section 368(a)(1)(F).  Neither Investment Company shall take any action or cause any action to be taken (including the filing of any tax return) that is inconsistent with that treatment or results in the failure of the Reorganization to qualify as such a reorganization.
      5. CONDITIONS PRECEDENT
      Each Investment Company's obligations hereunder shall be subject to (a) performance by the other Investment Company of all its obligations to be performed hereunder at or before the Closing, (b) all representations and warranties of the other Investment Company contained herein being true and correct in all material respects at the date hereof and, except as they may be affected by the transactions contemplated hereby, at the Effective Time, with the same force and effect as if made at the Effective Time, and (c) the following further conditions that, at or before that time:
      5.1. This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by both Boards and by Old Fund's shareholders at the Shareholders Meeting (including any adjournment(s) thereof);
      5.2. All necessary filings shall have been made with the Commission and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the Investment Companies to carry out the transactions contemplated hereby.  The Registration Statement shall have become effective under the 1933 Act, no stop orders suspending the effectiveness thereof shall have been issued, to the Investment Companies' best knowledge no investigation or proceeding for that purpose has been instituted or pending, threatened, or contemplated under the 1933 Act or the 1940 Act, and the Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act.  All consents, orders, and permits of federal, state, and local regulatory authorities (including the Commission and state securities authorities) either Investment Company deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on either Fund's assets or properties, provided that either Investment Company may for itself waive any of those conditions;
      5.3. At the Effective Time, no action, suit, or other proceeding shall be pending (or, to either Investment Company's best knowledge, threatened to be commenced) before any court, governmental agency, or arbitrator in which it is sought to enjoin the performance of, restrain, prohibit, affect the enforceability of, or obtain damages or other relief in connection with, the transactions contemplated hereby;
      5.4. The Investment Companies shall have received an opinion of K&L Gates LLP ("Counsel") as to the federal income tax consequences mentioned below ("Tax Opinion").  In rendering the Tax Opinion, Counsel may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Agreement, which Counsel may treat as representations and warranties made to it (that, notwithstanding paragraph 7, shall survive the Closing), and in separate letters, if Counsel requests, addressed to it (collectively, "Representations") and the Certificates delivered pursuant to paragraph 2.6(a).  The Tax Opinion shall be substantially to the effect that -- based on the facts and assumptions stated therein and conditioned on the Representations' being true and complete at the Effective Time and consummation of the Reorganization in accordance with this Agreement (without the waiver or modification of any terms or conditions hereof and without taking into account any amendment hereof that Counsel has not approved) -- for federal income tax purposes:
      (a) New Fund's acquisition of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities, followed by Old Fund's distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Old Fund Shares and in complete liquidation of Old Fund, will qualify as a "reorganization" (as defined in section 368(a)(1)(F)), and each Fund will be "a party to a reorganization" (within the meaning of section 368(b));
      (b) Old Fund will recognize no gain or loss on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New Fund's assumption of the Liabilities pursuant to sections 361(a) and 357(a), respectively, or on the subsequent distribution of those shares to the Shareholders in exchange for their Old Fund Shares pursuant to section 361(c)(1);
      (c) New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities pursuant to section 1032(a);
      (d) New Fund's basis in each Asset will be the same as Old Fund's basis therein immediately before the Reorganization pursuant to section 362(b), and New Fund's holding period for each Asset will include Old Fund's holding period therefor (except where New Fund's investment activities have the effect of reducing or eliminating an Asset's holding period) pursuant to section 1223(2);
      (e) A Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization pursuant to section 354(a);
      (f) A Shareholder's aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares pursuant to section 358(a)(1), and its holding period for those New Fund Shares will include, in each instance, its holding period for those Old Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time pursuant to section 1223(1); and
      (g) For purposes of section 381, New Fund will be treated just as Old Fund would have been treated if there had been no Reorganization.  Accordingly, the Reorganization will not result in the termination of Old Fund's taxable year, Old Fund's tax attributes enumerated in section 381(c) will be taken into account by New Fund as if there had been no Reorganization, and the part of Old Fund's taxable year before the Reorganization will be included in New Fund's taxable year after the Reorganization.
Notwithstanding subparagraphs (b) and (d), the Tax Opinion may state that no opinion is expressed as to the effect of the Reorganization on the Funds or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting;
      5.5. Before the Closing, Corporation's Board shall have authorized the issuance of, and Corporation shall have issued, one New Fund Share of each class ("Initial Shares") to Adviser or an affiliate thereof, in consideration of the payment of $10.00 apiece (or other amount that Board determines), to vote on the investment advisory and management agreement, distribution and service plan, and other agreements and plans referred to in paragraph 5.6 and to take whatever action it may be required to take as New Fund's sole shareholder;
      5.6. Corporation, on New Fund's behalf, shall have entered into, or adopted, as appropriate, an investment advisory and management agreement, a distribution and service plan pursuant to Rule 12b-1 under the 1940 Act, and other agreements and plans necessary for New Fund's operation as a series of an open-end management investment company.  Each such agreement and plan shall have been approved by Corporation's Board and, to the extent required by law (as interpreted by Commission staff positions), by its directors who are Non-Interested Persons thereof and by Adviser or its affiliate as New Fund's sole shareholder;
      5.7.  Corporation, on New Fund's behalf, shall have executed and delivered at or before the Closing a Certificate confirming that Corporation, on New Fund's behalf, assumes all of the Liabilities; and
      5.8. At any time before the Closing, either Investment Company may waive any of the foregoing conditions (except those set forth in paragraphs 5.1 and 5.4) if, in the judgment of its Board, that waiver will not have a material adverse effect on its Fund's shareholders' interests.
      6. BROKERAGE FEES AND EXPENSES
      6.1. Each Investment Company represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.
      6.2. Subject to complying with the representation and warranty contained in paragraph 3.3(f), Adviser shall bear, or at the option of Trust, reimburse Trust for, all the expenses of the Reorganization (other than brokerage or similar expenses incurred by or for the benefit of Old Fund in connection with the Reorganization), including, if any, (a) costs associated with obtaining any necessary order of exemption from the 1940 Act, preparing and filing the Registration Statement, and printing and distributing the proxy statement included therein and the Prospectus, (b) reasonable legal and accounting fees, (c) transfer agent and custodian conversion costs, and (d) transfer taxes for foreign securities but excluding brokerage and similar expenses in connection with the Reorganization.  Notwithstanding anything herein to the contrary, an expense shall be paid by the Fund directly incurring it if and to the extent that the payment thereof by another person would result in that Fund's disqualification as a RIC or would prevent the Reorganization from qualifying as a tax-free reorganization.
      7. ENTIRE AGREEMENT; NO SURVIVAL
      Neither Investment Company has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement among the parties.  The representations, warranties, and covenants contained herein or in any document delivered pursuant hereto or in connection herewith shall not survive the Closing (except to the extent provided in paragraph 5.4).
      8. TERMINATION
      This Agreement may be terminated at any time at or before the Closing:
      8.1. By either Investment Company (a) in the event of the other Investment Company's material breach of any representation, warranty, or covenant contained herein to be performed at or before the Closing, (b) if a condition to its obligations has not been met and it reasonably appears that that condition will not or cannot be met, (c) if a governmental body issues an order, decree, or ruling having the effect of permanently enjoining, restraining, or otherwise prohibiting consummation of the Reorganization, or (d) if the Closing has not occurred on or before December 31, 2012, or another date to which the Investment Companies agree; or
      8.2. By the Investment Companies' mutual agreement.
In the event of termination under paragraphs 8.1(c) or (d) or 8.2, neither Investment Company (nor its trustees/directors, officers, or shareholders) shall have any liability to the other Investment Company.
      9. AMENDMENTS
      The Investment Companies may amend, modify, or supplement this Agreement at any time in any manner they mutually agree on in writing, notwithstanding Old Fund's shareholders' approval thereof, provided that, following that approval, no such amendment, modification, or supplement shall have a material adverse effect on the Shareholders' interests.
      10. SEVERABILITY
      Any term or provision hereof that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.
      11. MISCELLANEOUS
      11.1. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware, without giving effect to principles of conflicts of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.
      11.2. Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than Corporation, on New Fund's behalf, or Trust, on Old Fund's behalf, and their respective successors and assigns any rights or remedies under or by reason of this Agreement.
      11.3. Notice is hereby given that this instrument is executed and delivered on behalf of Trust's trustees solely in their capacities as trustees, and not individually.  Each Investment Company's obligations under this instrument are not binding on or enforceable against any of its trustees/directors, officers, shareholders, or series other than its Fund but are only binding on and enforceable against its property attributable to and held for the benefit of its Fund ("Fund's Property") and not its property attributable to and held for the benefit of any other series thereof.  Each Investment Company, in asserting any rights or claims under this Agreement on its or its Fund's behalf, shall look only to the other Fund's Property in settlement of those rights or claims and not to the property of any other series of the other Investment Company or to those trustees/directors, officers, or shareholders.
      11.4. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by each Investment Company and delivered to the other Investment Company.  The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.
[Signatures on following page]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first written above.
JACOB FUNDS, INC., on behalf of its series, Jacob Micro Cap Growth Fund
By: /s/ Ryan I. Jacob
Name: Ryan I. Jacob
Title: President
JACOB FUNDS II, on behalf of its series, Jacob Micro Cap Growth Fund
By: /s/ Ryan I. Jacob
Name: Ryan I. Jacob
Title: President
Solely for purposes of paragraphs 3.4 and 6.2,
JACOB ASSET MANAGEMENT OF NEW YORK LLC
By: /s/ Ryan I. Jacob
Name: Ryan I. Jacob
Title: Chairman and Chief Executive Officer

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